Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, effective March 27, 2009, File No. 333-177448 effective October 21, 2011 and File No. 333-184840, effective November 9, 2012) on Form S-8 of Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan of our report dated June 19, 2015, which appears in this annual report on Form 11-K of Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan for the years ended December 31, 2014 and 2013.

/s/ Mayer Hoffman McCann P.C.

June 19, 2015
Clearwater, Florida